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                                                                                     EXHIBIT 11

                                INGERSOLL-RAND COMPANY
                          COMPUTATION OF EARNINGS PER SHARE
            (In millions of dollars except for shares and per share amounts)

                                                      Years  ended  December 31,
                                        1998          1997          1996          1995           1994

Net earnings applicable
  to common stock.............        $509.1        $380.5        $358.0        $270.3         $211.1

Average number of common
  shares outstanding..........   163,669,777   163,206,932   161,238,547   159,103,617    158,187,174

Number of common shares
  issuable assuming exercise
  under incentive stock plans..    1,812,035     1,617,803     1,031,137       495,479        542,153
Average number of outstanding
  shares for diluted
  earnings per
  share calculations...........  165,481,812   164,824,735   162,269,684   159,599,096    158,729,327

Basic earnings per
  share.......................         $3.11         $2.33         $2.22         $1.70          $1.33

Diluted earnings per
    share........................      $3.08         $2.31         $2.21         $1.69          $1.33

Note: All common share and per share amounts have been adjusted for the 3-for-2 stock split which was made in the form of a stock dividend in August of 1997.
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